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                                                              Exhibit 8.2





                        [Sullivan & Cromwell Letterhead]




                                                          October 17, 2002




Pharmacia Corporation
      100 Route 206 North
      Peapack, New Jersey   07977


Re:   Merger of PILSNER ACQUISITION SUB CORP. with and into PHARMACIA
      ---------------------------------------------------------------
             CORPORATION
             -----------

Ladies and Gentlemen:

     You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the merger (the "Merger") of PILSNER ACQUISITION SUB CORP., a Delaware corporation ("Merger Sub"), and a direct and wholly owned subsidiary of PFIZER, INC., a Delaware Corporation ("Parent"), with and into PHARMACIA CORPORATION, (the "Company") a Delaware corporation, to be accomplished pursuant to the Agreement and Plan of Merger, dated July 13, 2002, (the "Original Merger Agreement"), by and among Parent, Merger Sub and the Company, as supplemented by the letter agreement, dated October 16, 2002 by and among Parent, Merger Sub and the Company (such letter agreement, together with the Original Merger Agreement, the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

     In connection with the opinions expressed below, we have examined and relied upon the Merger Agreement, the registration statement on Form S-4, as filed by Parent with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), which includes the Joint Proxy Statement/Prospectus that the Company will send to its stockholders in connection with the stockholders' meeting to adopt the Merger Agreement (the "Registration Statement"), the representations made to us by Parent and the Company in their letters to us dated October 16, 2002 and October 17, 2002 respectively, and such other documents as we have deemed appropriate. For purposes of this opinion we have assumed that (i) the Merger will be completed in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the Merger Agreement will not be amended or otherwise

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Pharmacia Corporation                                                        -2-

modified prior to the Effective Time, and (iii) the representations made to us by Parent and the Company in their letters to us dated October 16, 2002 and October 17, 2002 respectively and delivered to us for purposes of our opinion are, and at the Effective Time of the Merger will be, complete and accurate without regard to any knowledge qualifications that may be set forth therein. We have also made such other investigations of fact and law as we have deemed appropriate.

     Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

     On the basis of and subject to the foregoing, it is our opinion, as of the date hereof and under existing law, that the consummation of the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "The Merger - Material Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

     This opinion letter is furnished to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

     We expressly disclaim any obligation to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

                                                     Very truly yours,

                                                     /s/ Sullivan & Cromwell
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                                                     SULLIVAN & CROMWELL